Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated August 8, 2023, with respect to the combined financial statements of Murano PV, S. A. de C. V.; Murano Management, S. A. de C. V.; Murano World, S. A. de C. V. and its subsidiaries; Inmobiliaria Insurgentes 421, S. A. de C. V. and its subsidiary; Fideicomiso Murano 1000 CIB/3000; Operadora Hotelera GI, S. A. de C. V.; Fideicomiso Murano 2000 CIB/3001; Operadora Hotelera Grand Island II, S. A. de C. V.; Fideicomiso Murano 4000 CIB/3288; Fideicomiso Murano 6000 CIB/3109; Operadora Hotelera I421, S. A. de C. V.; Operadora Hotelera I421 Premium, S. A. de C. V.; Servicios Corporativos BVG, S. A. de C. V.; Edificaciones BVG, S. A. de C. V. (collectively, Murano Group), included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG Cárdenas Dosal, S.C.

Mexico City, Mexico

August 9, 2023